Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement Nos. 333-173928 and 333-173928-07

SAFE HARBOR -- FORD MOTOR CREDIT COMPANY LLC Statements included or incorporated by reference herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on expectations, forecasts, and assumptions by our management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation: We cannot be certain that any expectations, forecasts or assumptions made by management in preparing these forward-looking statements will prove accurate, or that any projections will be realized. It is to be expected that there may be differences between projected and actual results. Our forward-looking statements speak only as of the date of their initial issuance, and we do not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. For additional discussion of these risk factors, see Item 1A of Part I of our 2012 10-K Report as updated by our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Decline in industry sales volume, particularly in the United States or Europe, due to financial crisis, recession, geopolitical events, or other factors; Decline in Ford's market share or failure to achieve growth; Lower-than-anticipated market acceptance of Ford's new or existing products; Market shift away from sales of larger, more profitable vehicles beyond Ford's current planning assumption, particularly in the United States; An increase in or continued volatility of fuel prices, or reduced availability of fuel; Continued or increased price competition resulting from industry excess capacity, currency fluctuations, or other factors; Fluctuations in foreign currency exchange rates, commodity prices, and interest rates; Adverse effects resulting from economic, geopolitical, or other events; Economic distress of suppliers that may require Ford to provide substantial financial support or take other measures to ensure supplies of components or materials and could increase costs, affect liquidity, or cause production constraints or disruptions; Work stoppages at Ford or supplier facilities or other limitations on production (whether as a result of labor disputes, natural or man-made disasters, tight credit markets or other financial distress, production constraints or difficulties, or other factors); Single-source supply of components or materials; Labor or other constraints on Ford's ability to maintain competitive cost structure; Substantial pension and postretirement health care and life insurance liabilities impairing our liquidity or financial condition; Worse-than-assumed economic and demographic experience for postretirement benefit plans (e.g., discount rates or investment returns); Restriction on use of tax attributes from tax law "ownership change;” The discovery of defects in vehicles resulting in delays in new model launches, recall campaigns, or increased warranty costs; Increased safety, emissions, fuel economy, or other regulations resulting in higher costs, cash expenditures, and/ or sales restrictions; Unusual or significant litigation, governmental investigations, or adverse publicity arising out of alleged defects in products, perceived environmental impacts, or otherwise; A change in requirements under long-term supply arrangements committing Ford to purchase minimum or fixed quantities of certain parts, or to pay a minimum amount to the seller ("take-or-pay" contracts); Adverse effects on results from a decrease in or cessation or clawback of government incentives related to investments; Inherent limitations of internal controls impacting financial statements and safeguarding of assets; Cybersecurity risks to operational systems, security systems, or infrastructure owned by Ford, Ford Credit, or a third-party vendor or supplier; Failure of financial institutions to fulfill commitments under committed credit and liquidity facilities; Inability of Ford Credit to access debt, securitization, or derivative markets around the world at competitive rates or in sufficient amounts, due to credit rating downgrades, market volatility, market disruption, regulatory requirements, or other factors; Higher-than-expected credit losses, lower-than-anticipated residual values, or higher-than-expected return volumes for leased vehicles; Increased competition from banks or other financial institutions seeking to increase their share of financing Ford vehicles; and New or increased credit, consumer, or data protection or other regulations resulting in higher costs and/or additional financing restrictions.

March 2013 Ford Credit Auto Lease Trust 2013-A Roadshow Free Writing Prospectus Registration Statement No. 333-173928 Ford Credit Auto Lease Two LLC (“the depositor”) Ford Credit Auto Lease Trusts (“the issuer”) This document constitutes a free writing prospectus for purposes of the Securities Act of 1933. The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, you may request that a copy of the prospectus be sent to you by calling toll-free 1-866-669-7629.

FCALT 2013-A ROADSHOW TRANSACTION PARTICIPANTS AND TIMING Issuer Ford Credit Auto Lease Trust (“FCALT”) 2013-A Depositor Ford Credit Auto Lease Two LLC Servicer and Sponsor Ford Motor Credit Company LLC Indenture Trustee The Bank of New York Mellon Owner Trustee U.S. Bank Trust National Association Accountants PricewaterhouseCoopers LLP Joint-Lead Managers Credit Agricole Goldman Sachs J.P. Morgan Morgan Stanley

FCALT 2013-A plans to issue $911,470,000 of triple-A rated Class A notes, $44,680,000 of double-A rated Class B notes, $44,680,000 of single-A rated Class C notes and $31,276,000 of triple-B rated Class D notes(1) FCALT 2013-A will be the fifth public term ABS issuance from Ford Credit’s lease securitization program. Ford Credit previously sponsored three Rule 144A term lease ABS transactions in 2009 and 2010 FCALT 2013-A will use a senior/subordinate, sequential pay structure pre and post-event of default Similar to previous Ford Credit lease securitizations, FCALT 2013-A will use an exchange note legal structure. The exchange note is secured by a reference pool of leases and leased vehicles The principal amount of the notes will be based on the securitization value of the leases. The securitization value of a lease is the sum of the present values of (1) the remaining scheduled monthly payments plus (2) the base residual value of the related leased vehicle The base residual value for a leased vehicle is the lesser of the contract residual value and the ALG base residual value(2). For the majority (93.97%) of FCALT 2013-A leased vehicles, the contract residual value is greater than the ALG base residual value, so the base residual value will equal the ALG base residual value The discount rate applied to each lease is the greater of (1) 5.95% or (2) the lease factor The reference pool cutoff date is March 1, 2013. The first payment date will be April 15, 2013 Credit enhancement for the offered notes will consist of building overcollateralization, subordination, a reserve account and excess spread FCALT 2013-A provides robust disclosure of collateral performance Credit loss and residual performance by vintage origination is shown in the Prospectus Supplement (Annex B) Original pool characteristics, updated balances, credit loss and residual performance for prior FCALT transactions is shown in the Prospectus Supplement (Annex C) Quarterly supplemental reporting will be published on Ford Credit’s website (see slides 14 and 20), which will include monthly residual performance by vehicle type and an updated payment schedule of the remaining leases ---------------------------------------------- The Class A-1 notes will be issued under Rule 144A and the Class A-2, A-3, A-4, B, C and D notes will be issued publicly (Ford Credit may initially retain some or all of the notes) ALG base residual value represents either ALG residual value at inception or the oldest ALG mark-to-market available for a vehicle FCALT 2013-A ROADSHOW TRANSACTION SUMMARY (1) (2)

FCALT 2013-A ROADSHOW
TRANSACTION STRUCTURE

FORD CREDIT

	Class A-1 Notes	Class A-2 Notes	Class A-3 Notes	Class A-4 Notes	Class B Notes	Class C Notes	Class D Notes	Total
Principal Amount	$154,000,000	$344,000,000	$344,000,000	$69,470,000	$44,680,000	$44,680,000	$31,276,000	$1,032,106,000
Class Split (1)	13.79%	30.80%	30.80%	6.22%	4.00%	4.00%	2.80%	
Rating (Moody's/Fitch)	P-1(sf) / F1+sf	Aaa(sf) / AAAsf	Aaa(sf) / AAAsf	Aaa(sf) / AAAsf	Aa2(sf) / AAsf	A2(sf) / Asf	Baa2(sf) / BBBsf	
Offering Type	144A	Public	Public	Public	Public	Public	Public	
WAL to Call (years) (2)	0.32	1.08	1.89	2.41	2.54	2.64	2.71	
Benchmark	Interp. LIBOR	EDSF	EDSF	Interp. Swaps	Interp. Swaps	Interp. Swaps	Interp. Swaps	
Fixed/Floating	Fixed	Fixed	Fixed	Fixed	Fixed	Fixed	Fixed	
Interest Accrual Method	Act / 360	30 / 360	30 / 360	30 / 360	30 / 360	30 / 360	30 / 360	
Payment Frequency	Monthly	Monthly	Monthly	Monthly	Monthly	Monthly	Monthly	
Principal Window (months) (2)	1 – 7	7 – 18	18 – 28	28 – 30	30 – 31	31 – 32	32 – 33	
Expected Final (2)	10/15/2013	9/15/2014	7/15/2015	9/15/2015	10/15/2015	11/15/2015	12/15/2015	
Legal Final	3/15/2014	5/15/2015	3/15/2016	4/15/2016	5/15/2016	6/15/2016	10/15/2017	
ERISA Eligible	Yes	Yes	Yes	Yes	Yes	Yes	Yes	

(1) As a percent of initial total securitization value

(2) At pricing speed of 100% prepayment assumption to 5% optional clean-up call

Slide 5

FCALT 2013-A ROADSHOW
CLASS A CREDIT ENHANCEMENT

FORD CREDIT

	FCALT 2012-B			FCALT 2013-A	
	Initial[(1)]	Target[(2)]		Initial[(1)]	Target[(2)]
Subordinated Notes	8.00%	8.00%		10.80%	10.80%
Overcollateralization	9.90%	9.90%		7.60% →	9.10%
Reserve Account	1.00% →	2.50%		0.50%	0.50%
Total Hard Credit Enhancement for Class A Notes	18.90%	20.40%	=	18.90%	20.40%
Est. Excess Spread per Annum	3.88%			3.96%	

- FCALT 2013-A features a fully-funded cash reserve account and overcollateralization that will grow to a target amount, unlike previous transactions in which the cash reserve account grew to a target[(2)]
  - The cash reserve account is 0.50% of the initial securitization value at closing
  - Overcollateralization will initially be 7.60% of the initial securitization value and will grow to a target amount of 9.10% of the initial securitization value
- The amortizing nature of the collateral, the sequential payment structure, and the non-declining cash reserve account and overcollateralization are expected to result in credit enhancement increasing over time as a percent of the outstanding securitization value and aggregate note balance
- Total Initial and target credit enhancement levels are the same as the prior three deals, FCALT 2011-B, FCALT 2012-A and FCALT 2012-B

(1) As a percent of initial total securitization value
(2) FCALT 2011-B, 2012-A and 2012-B featured an initial cash reserve account of 1.00% that grew to a target of 2.50%, and a fixed overcollateralization amount (all as a percentage of the initial securitization value).

Slide 6

FCALT 2013-A ROADSHOW PAYMENT WATERFALL CHANGE In order to accommodate the FCALT 2013-A credit enhancement, a number of changes will be made to the payment waterfall from prior transaction (see green highlights): Class D Notes: The Class D notes will be incorporated Reserve Account: The non-declining reserve account will be adjusted so that it only needs to be funded to the initial amount and it will be prioritized over the Regular Principal Payment Regular Principal Payment: With overcollateralization that grows via excess spread capture, the regular principal payment will allocate available funds to reach the target overcollateralization amount Credit enhancement in FCALT 2013-A builds similarly to past FCALT transactions as a percentage of initial securitization value and there is no leakage of hard credit enhancement indenture trustee, owner trustee, and trust amounts due up to maximum Administration fees Interest due on the Class A notes, pro rata based on the principal amount First Priority Principal Payment, if any Remaining indenture trustee, owner trustee, and trust amounts due To the A-1 Notes until paid in full To the A-2 Notes until paid in full To the A-3 Notes until paid in full Amount, if any, required to deposited in the reserve account To the A-4 Notes until paid in full To the B Notes until paid in full Interest due on the Class B notes To the C Notes until paid in full To the D Notes until paid in full Second Priority Principal Payment, if any Interest due on the class C notes Third Priority Principal Payment, if any Interest due on the class D notes FCALT 2013-A payment waterfall (simplified) Regular Principal Payment Remaining Available Funds to the holder of the residual interest Principal payments on the notes will be made in the following order of priority:

 (1) Weighted by the securitization value of each lease on the cutoff date of March 1, 2013 FCALT 2013-A ROADSHOW COLLATERAL COMPOSITION OF REFERENCE POOL Number of leases 46,395 Initial total securitization value $1,116,998,297 Residual portion of initial total securitization value $713,240,301 Residual portion as a % of initial total securitization value 63.85% Base monthly payments plus base residual value $1,237,309,462 Base residual value $805,343,614 Base residual value as a % of initial total securitization value 72.10% Base residual value as a % of base monthly payments plus base residual value 65.09% Weighted average original term 34.8 months(1) Weighted average remaining term 24.4 months(1) Seasoning 10.4 months(1) Weighted average FICO® score 748(1) Minimum discount rate 5.95%

FCALT 2013-A ROADSHOW
COLLATERAL HIGHLIGHTS

- Broad distribution of residual maturities
- Seasoned assets continue to be included in the FCALT transactions (results in enhancement build during the early part of the transaction)
- ALG MTM forecasts a gain of 4% as a percentage of Base Residual Value
- FCALT transactions include shorter tenor leases on average relative to other lease ABS issuers
  - The weighted average original term of FCALT 2013-A is 34.8 months
- Significant model diversification consistent with prior FCALT transactions
  - Top model (Explorer) is only 14.75% of the pool
  - Top 3 models comprise 42.92% of the pool
- FCALT 2013-A will include a diverse product mix with 74.03% cars and CUVs[1]
- Sustained high weighted average FICO® scores
- Residual portion of securitization value in line with recent FCALT transactions

	FCALT 2013-A	FCALT 2012-B	FCALT 2012-A	FCALT 2011-B	FCALT 2011-A
Max 6-month Residual Maturities as a % Base Residual value	36.04%	37.30%	32.85%	33.02%	32.21%
Seasoning (months)	10.4	9.4	8.1	10.0	9.9
Model Diversification					
Top Model	14.75%	14.76%	14.88%	15.22%	16.32%
Top 3 Models	42.92%	41.98%	42.36%	40.50%	42.17%
SUVs and Trucks as % of Total Securitization Value	25.97%	30.42%	31.26%	26.35%	25.77%
Weighted Average FICO	748	745	749	747	742
Residual Portion of Securitization Value	63.85%	63.11%	63.74%	64.20%	64.05%

(1) Vehicle type reflects classification of 2011 and newer model year Explorers and 2013 and newer model year Escapes as CUVs rather than SUVs

Slide 9

FCALT 2013-A ROADSHOW COLLATERAL STRATIFICATION – ORIGINAL TERM FCALT 2012-A FCALT 2011-B FCALT 2012-B FCALT 2013-A 24 - 35 Months 30.2% 36 - 39 Months 69.7% 40+ Months 0.1% 24 - 35 Months 31.0% 36 - 39 Months 68.4% 40+ Months 0.6% 24 - 35 Months 17.3% 36 - 39 Months 82.6% 40+ Months 0.1% 36-39 Months 61.0% 24-35 Months 38.9% 40+ Months 0.6% Original Term Number of Leases  Adjusted MSRP Acquisition Cost Securitization  value Base Residual  Value Residual Portion of Securitization value ALG Mark-to-Market 24 months 7,312 15.76% $250,902,451.53 $211,265,800.06 $166,089,083.63 14.87% $141,398,284.50 17.56% $130,181,802.14 $150,501,074.00 27 1,297 2.80 43,883,251.68 37,728,164.70 27,468,021.36 2.46 24,243,347.71 3.01 22,806,719.32 26,446,606.00 36 25,789 55.59 921,739,435.65 813,831,263.97 626,210,696.72 56.06 440,227,625.97 54.67 385,182,95.99 456,378,750.00 39 11,964 25.79 439,659,586.76 399,526,563.69 296,372,727.01 26.53 198,950,670.37 24.70 174,675,370.01 206,732,467.00 48 33 0.07 1,252,840.00 1,147,300.26 857,768.58 0.08 473,685.75 0.06 394,014.3 497,497.00 Total 46,395 100.00% $1,657,437,565.62 $1,463,499,092.68 $1,116,998,297.30 100.00% $805,343,614.30 100.00% $713,240,301.49 $840,556,394.00

FCALT 2013-A ROADSHOW COLLATERAL STRATIFICATION – GEOGRAPHIC DISTRIBUTION (1) States representing greater than 3.00% of initial total securitization value based on the billing address of the lessee on the cutoff date Geographic concentration has remained consistent with prior transactions Top 5 States: 59.7% Top 5 States: 62.4% Top 5 States: 64.5% Top 5 States: 64.6% FCALT 2012-A FCALT 2011-B FCALT 2012-B FCALT 2013-A Michigan 26.2% New York 15.1% New Jersey 9.2% California 7.9% Ohio 6.1% Other 35.5% Michigan 18.3% New York 15.7% California 9.7% New Jersey 9.4% Ohio 6.6% Other 40.3% Michigan 25.2% New York 15.6% New Jersey 10.3% California 7.4% Ohio 6.0% Other 35.4% State (1) Number of Leases  Adjusted MSRP Acquisition Cost Securitization Value  Base Residual Value  Residual Portion of Securitization value ALG Mark-to-Market Michigan 8,890 19.16% $310,158,725.57 $267,666,953.68 $204,767,911.54 18.33% $158,033,619.00 19.62% $141,890,873.67 $165,469,054.00 New York 7,235 15.59 260,512,716.80 232,608,922.04 175,621,783.50 15.72 127,229,947.40 15.80 112,952,129.58 133,043,292.00 California 4,540 9.79 160,455,441.55 140,701,809.81 108,016,467.86 9.67 76,553,882.00 9.51 67,323,974.80 79,830,671.00 New Jersey 4,389 9.46 156,812,297.12 139,440,074.26 104,829,207.27 9.38 75,459,055.25 9.37 66,938,177.18 79,006,793.00 Ohio 3,116 6.72 105,959,786.02 95,089,628.83 73,230,836.58 6.56 51,684,418.36 6.42 45,623,871.70 53,814,192.00 Florida 2,900 6.25 104,576,270.69 92,737,436.57 70,200,414.88 6.28 49,563,770.66 6.16 43,678,112.46 51,742,568.00 Pennsylvania 2,466 5.32 85,075,337.28 73,771,366.22 56,742,689.20 5.08 41,305,539.75 5.13 36,435,659.11 43,092,781.00 Texas 2,038 4.39 79,604,522.97 73,440,253.63 55,860,991.71 5.00 36,105,771.30 4.48 31,604,204.97 37,488,377.00 Other 10,821 23.32 394,282,467.52 348,042,647.64 267,727,994.76 23.97 189,407,610.58 23.52 166,793,298.02 197,068,666.00 Total 46,395 100.00% $1,657,437,565.62 $1,463,499,092.68 $1,116,998,297.30 100.00% $805,343,614.30 100.00% $713,240,301.49 $840,556,394.00

FCALT 2013-A ROADSHOW
COLLATERAL STRATIFICATION – VEHICLE TYPE

Vehicle Type[1]	Number of Leases		Adjusted MSRP	Acquisition Cost	Securitization Value		Base Residual Value		Residual Portion of Securitization Value	ALG Mark-to-Market
CUV	17,513	37.75 %	$ 691,608,894.17	$ 620,857,089.66	$ 475,297,164.71	42.55%	$ 336,133,618.55	41.74 %	$ 295,766,200.31	$ 349,316,021.00
Car	17,309	37.31	519,266,515.53	451,483,028.09	351,587,605.02	31.48	257,078,808.89	31.92	228,972,925.10	270,558,390.00
Truck	5,472	11.79	241,228,131.47	210,550,478.98	160,504,546.78	14.37	116,933,508.13	14.52	102,557,775.40	119,334,640.00
SUV	6,101	13.15	205,334,024.45	180,608,495.95	129,608,980.79	11.60	95,197,678.73	11.82	85,943,400.68	101,347,343.00
Total	46,395	100.00%	$1,657,437,565.62	$1,463,499,092.68	$1,116,998,297.30	100.00%	$805,343,614.30	100.00%	$713,240,301.49	$840,556,394.00


Truck 14.4%
Car 31.5%
SUV 11.6%
CUV 42.6%

FCALT 2013-A


Truck 12.6%
Car 33.2%
SUV 17.8%
CUV 36.4%

FCALT 2012-B


Truck 12.4%
Car 35.3%
SUV 18.9%
CUV 33.5%

FCALT 2012-A


Truck 9.6%
SUV 16.7%
Car 39.0%
CUV 34.7%

FCALT 2011-B

- **FCALT 2013-A continues to have broad diversification by vehicle type**
- **Vehicle type reflects classification of 2011 and newer model year Explorers and 2013 model year Escapes as CUVs rather than SUVs as they are built on a car platform and have fuel efficiency similar to the CUV category**
- **Residual performance for Trucks and SUVs continues to be strong (gains of 14.45% for Trucks and 10.26% for SUVs as a percentage of MSRP in 2012)**

[1] Vehicle type reflects classification of 2011 and newer model year Explorers and 2013 and newer model year Escapes as CUVs rather than SUVs

Slide 12

FCALT 2013-A pool features significant model diversification FCALT 2013-A ROADSHOW COLLATERAL STRATIFICATION – VEHICLE MODEL (1) Models representing greater than 1.00% of initial total securitization value Top 1: 14.8%; Top 3: 42.0% Top 1: 14.9%; Top 3: 42.4% Top 1: 15.2%; Top 3: 40.5% FCALT 2012-A FCALT 2011-B FCALT 2012-B FCALT 2013-A Top 1:14.8%; Top 3: 42.9% Escape 14.8% Edge 14.7% F - 150 12.5% Explorer 12.0% Fusion 11.6% MKZ 6.8% MKX 6.4% Focus 5.4% MKS 3.9% Taurus 2.4% Other 9.4% Edge 15.2% Fusion 14.0% Escape 11.3% F - 150 9.4% MKZ 9.1% Explorer 8.4% MKX 7.4% MKS 5.9% Focus 3.1% Flex 2.3% Other 14.0% Escape 14.9% Edge 13.9% Fusion 13.6% F - 150 12.2% Explorer 10.0% MKZ 7.4% MKX 6.8% MKS 4.9% Focus 4.3% Taurus 2.0% Other 10.0% Vehicle Model (1) Number of Leases  Adjusted MSRP Acquisition Cost Securitization Value  Base Residual Value  Residual Portion of Securitization Value ALG Mark-to-Market Explorer 5,740 12.37% $234,315,318.82 $211,511,268.28 $164,774,742.59 14.75% 115,182,924.80 14.30% $100,945,397.51 $118,934,082.00 F-150 5.434 11.71 239,768,731.97 209,211,457.21 159,458,289.58 14.28 116,326,849.05 14.44 102,037,931.96 118,634,849.00 Escape 7,539 16.25 227,118,878.61 200,746,058.67 155,158,267.81 13.89 113,832,024.58 14.13 101,192,028.74 119,521,816.00 Edge 6,212 13.39 234,332,809.14 209,046,160.34 154,045,051.36 13.79 110,980,505.52 13.78 98,358,994.25 116,898,336.00 Fusion 6,717 14.48 187,768,117.77 161,666,182.26 127,852,665.64 11.45 95,989,120.92 11.92 85,806,807.51 101,905,110.00 MKX 2,140 4.61 102,905,554.12 91,656,324.21 67,876,663.78 6.08 48,642,148.26 6.04 43,190,245.05 51,061,607.00 FOCUS 3,952 8.52 90,285,017.01 80,314,651.79 65,370,275.59 5.85 46,585,182.97 5.78 41,107,170.72 48,679,189.00 MKZ 2,637 5.68 103,557,893.68 87,244,869.38 63,640,113.91 5.70 47,111,077.14 5.85 42,251,598.82 49,631,190.00 MKS 1,091 2.35 55,291,502.71 48,216,318.58 35,640,676.49 3.19 25,803,099.10 3.20 23,104,366.83 25,951,185.00 Taurus 954 2.06 35,868,056.26 31,931,902.08 24,813,392.20 2.22 17,273,740.62 2.14 15,245,002.41 17,964,618.00 Flex 807 1.74 32,847,467.60 29,272,347.35 21,765,127.29 1.95 14,840,442.95 1.84 13,114,297.71 15,248,272.00 Navigaor 443 0.95 28,879,795.62 26,794,423.02 18,567,430.52 1.66 12,129,000.60 1.51 10,774,804.72 12,476,027.00 Flesta 1,045 2.25 19,124,785.99 17,578.672.60 14,008,515.18 1.25 9,970,410.09 1.24 8,875,242.85 10,969,618.00 Mustang 525 1.13 15,910,302.39 14,395,096.67 11,913,650.08 1.07 8,433,499.55 1.05 7,404,824.68 9,240,532.00 Other 1,159 2.50 49,463,333.93 43,913,360.24 32,116,436.28 2.88 22,243,588.15 2.76 19,831,587.73 23,419,983.00 Total 46,396 100.00% $1,657.437,665.62 $1,463,499,092.68 $1,116,998,297.30 100.00% $805,343,614.30 100.00% $713,240,301.49 $840,556,394.00

FCALT 2013-A ROADSHOW

PAYMENT SCHEDULE

FORD CREDIT

		Securitization Value	Base Monthly Payment	% of Base Monthly Payment	Base Residual	% of Base Residual
Initial Balance		$1,116,998,297.30				
2013	March	1,104,483,019.22	$18,077,725.71	4.18%	$0.00	0.00%
	April	1,091,905,353.36	18,077,725.71	4.18	0.00	0.00
	May	1,079,264,990.44	18,077,725.71	4.18	0.00	0.00
	June	1,066,561,615.04	18,077,725.71	4.18	0.00	0.00
	July	1,053,794,911.48	18,077,725.71	4.18	0.00	0.00
	August	1,033,222,379.80	17,885,277.93	4.14	7,934,633.15	0.99
	September	1,012,280,788.47	17,690,142.54	4.10	8,396,338.41	1.04
	October	995,912,487.55	17,583,535.77	4.07	3,824,996.53	0.47
	November	980,569,615.83	17,503,786.95	4.05	2,797,532.30	0.35
	December	965,183,543.34	17,425,520.97	4.03	2,842,494.35	0.35
2014	January	937,273,468.36	17,119,975.43	3.96	15,595,319.27	1.94
	February	900,524,088.76	16,636,522.89	3.85	24,779,169.71	3.08
	March	861,030,668.11	16,091,297.19	3.73	27,885,636.61	3.46
	April	829,746,888.78	15,677,087.12	3.63	19,893,693.60	2.47
	May	797,533,926.09	15,239,941.27	3.53	21,104,270.96	2.62
	June	762,199,202.42	14,714,340.08	3.41	24,591,228.15	3.05
	July	726,535,338.91	14,185,880.65	3.28	25,272,925.45	3.14
	August	685,246,213.09	13,516,467.85	3.13	31,390,038.71	3.90
	September	646,570,877.08	12,889,352.70	2.98	29,197,926.18	3.63
	October	612,625,736.86	12,357,681.25	2.86	24,806,732.20	3.08
	November	576,104,781.16	11,776,540.75	2.73	27,794,545.08	3.45
	December	544,567,657.47	11,296,021.92	2.62	23,109,425.55	2.87
2015	January	519,165,364.88	10,862,925.95	2.51	17,250,797.60	2.14
	February	488,996,298.06	10,325,427.61	2.39	22,428,480.65	2.78
	March	457,974,444.16	9,761,789.12	2.26	23,694,738.60	2.94
	April	426,757,040.44	9,168,906.78	2.12	24,328,493.65	3.02
	May	389,729,094.54	8,432,163.22	1.95	30,720,288.10	3.81
	June	352,145,802.45	7,658,185.83	1.77	31,865,345.35	3.96
	July	312,915,145.88	6,864,361.11	1.59	34,119,308.32	4.24
	August	266,009,268.42	5,894,588.24	1.36	42,569,049.25	5.29
	September	221,586,089.65	4,951,643.13	1.15	40,795,880.75	5.07
	October	164,868,631.10	3,724,427.18	0.86	54,095,967.80	6.72
	November	95,965,509.37	2,223,464.29	0.51	67,500,316.85	8.38
	December	44,226,061.74	1,073,040.03	0.25	51,144,239.30	6.35
2016	January	29,186,573.21	710,136.13	0.16	14,549,529.95	1.81
	February	12,165,787.39	296,449.08	0.07	16,869,572.47	2.09
	March	399,024.27	9,618.75	0.00	11,817,720.50	1.47
	April	217,052.15	5,622.80	0.00	178,464.10	0.02
	May	186,176.96	4,796.65	0.00	27,288.00	0.00
	June	182,433.61	4,796.65	0.00	0.00	0.00
	July	178,668.64	4,796.65	0.00	0.00	0.00
	August	149,578.63	4,142.89	0.00	25,957.00	0.00
	September	133,765.38	3,643.91	0.00	13,031.85	0.00
	October	91,671.69	2,697.65	0.00	40,177.00	0.00
	November	10,617.49	221.99	0.00	81,386.00	0.01
	December	0.00	0.00	0.00	10,675.00	0.00
	Total		$431,965,847.45	100.00%	$805,343,614.30	100.00%

Initial Balance	$1,116,998,297.30
Total Scheduled Base Monthly Payments plus Base Residual Value	
Total Base Residual Value as % of Total Scheduled Base Monthly	$1,237,309,461.75
Payments plus Base Residual Value	65.09%

This payment schedule will be updated quarterly and posted on the Ford Credit website: www.fordcredit.com/institutionalinvestments/index.jhtml

Slide 14

FCALT 2013-A ROADSHOW RESIDUAL MATURITY vs. ENHANCEMENT BUILD Residual Maturity Profile vs. Hard Credit Enhancement for Class A Notes(1) Because enhancement as a percentage of the FCALT 2013-A pool balance increases during the transaction, the amount of residual stress that each class can support increases dramatically over time The inclusion of seasoned leases in the pool is expected to increase the enhancement early in the life of the transaction In months 12 – 17, the first peak of significant residual maturities, hard credit enhancement for the AAA notes is approximately 27% - 35% of securitization value The maturities are well distributed and a mix of vehicle types mature in each period – maximum 3 month maturities are 21.45%, similar to previous FCALT transactions (1) Hard credit enhancement consists of overcollateralization, subordination and the reserve account; Assumes zero loss, pricing speed of 100% PPC Class A-2 Paid Down Class A-4 Paid Down Class A-1 Paid Down Class A-3 Paid Down Class B Paid Down Class C Paid Down Class D Paid Down 0% 10% 20% 30% 40% 50% 60% 70% 80% 90% 100% 0% 5% 10% 15% 20% 25% 0 2 4 6 8 10 12 14 16 18 20 22 24 26 28 30 32 34 36 38 40 42 44 Hard CE Car SUV CUV Truck

FCALT 2013-A ROADSHOW
RESIDUAL BREAKEVEN ANALYSIS

FORD CREDIT

Class A-1 Notes

Net Loss %	Cumulative Net Credit Loss 1.00%	3.00%	5.00%
Turn-in Rate(1)	1x	3x	5x
70%	100.0%	100.0%	100.0%
80%	100.0%	100.0%	100.0%
90%	100.0%	100.0%	100.0%
100%	100.0%	100.0%	100.0%

Class A-3 Notes

Net Loss %	Cumulative Net Credit Loss 1.00%	3.00%	5.00%
Turn-in Rate(1)	1x	3x	5x
70%	61.2%	61.2%	59.1%
80%	53.6%	53.5%	51.7%
90%	47.6%	47.6%	46.0%
100%	42.9%	42.8%	41.4%

Class B Notes

Net Loss %	Cumulative Net Credit Loss 1.00%	2.50%	4.00%
Turn-in Rate(1)	1x	2.5x	4x
70%	39.9%	39.3%	38.1%
80%	34.9%	34.4%	33.4%
90%	31.0%	30.6%	29.7%
100%	27.9%	27.5%	26.7%

Class A-2 Notes

Net Loss %	Cumulative Net Credit Loss 1.00%	3.00%	5.00%
Turn-in Rate(1)	1x	3x	5x
70%	100.0%	100.0%	100.0%
80%	100.0%	100.0%	100.0%
90%	96.5%	97.9%	98.5%
100%	86.8%	88.1%	88.7%

Class A-4 Notes

Net Loss %	Cumulative Net Credit Loss 1.00%	3.00%	5.00%
Turn-in Rate(1)	1x	3x	5x
70%	48.2%	47.9%	45.4%
80%	42.2%	41.9%	39.7%
90%	37.5%	37.2%	35.3%
100%	33.8%	33.5%	31.8%

Class C Notes

Net Loss %	Cumulative Net Credit Loss 1.00%	2.00%	3.00%
Turn-in Rate(1)	1x	2x	3x
70%	31.5%	31.0%	30.4%
80%	27.6%	27.1%	26.6%
90%	24.5%	24.1%	23.6%
100%	22.1%	21.7%	21.3%

(1) After stress defaults

Class D Notes

Net Loss %	Cumulative Net Credit Loss 1.00%	1.50%	2.00%
Turn-in Rate(1)	1x	1.5x	2x
70%	25.8%	25.5%	25.1%
80%	22.6%	22.3%	22.0%
90%	20.1%	19.8%	19.5%
100%	18.0%	17.8%	17.6%

Assumptions:

- 0% prepayments
- 40% / 40% / 20% (year 1 / 2 / 3) distribution for losses
- 50% recovery of charge-offs (with a 3-month lag on credit loss recoveries)
- 2-month lag on receipt of auction proceeds for residual
- Base net credit loss of 1.00% of initial total securitization value
- Estimated 3.96% excess spread per annum
- Includes 7.60% initial overcollateralization growing to a target of 9.10%; 10.80% of subordination for the Class A Notes, 6.80% of subordination for the Class B Notes, 2.80% of subordination for the Class C Notes; and 0.50% cash reserve account

The tables show the percentage of base residual loss, after defaults, that can be sustained before the notes incur a loss at various turn-in rates and multiples of base case credit losses

Slide 16

FCALT 2013-A ROADSHOW FORD CREDIT’S U.S. MANAGED LEASE PORTFOLIO Average Number of Leases Outstanding (000) 840 677 438 331 422 Manheim Used Vehicle Value Index Source: Manheim Consulting, January 2013 (January 1995 = 100) Ford Credit targets a consistent presence in the leasing market -- Ford Credit never exited the leasing business In 2008 and 2009, Ford Credit reduced lease originations due to: Lower lease purchase targets Lower auto sales As market conditions improved, Ford Credit has increased its purchase target for lease with originations resuming growth in 2010 Number of Leases Originated Source: FCALT 2013-A Prospectus Supplement 0 50,000 100,000 150,000 200,000 250,000 300,000 2008 2009 2010 2011 2012

FCALT 2013-A ROADSHOW

FORD CREDIT'S U.S. LEASE PORTFOLIO – RESIDUAL PERFORMANCE

	Year Ended December 31, 2012	2011	2010	2009	2008
Number of Leases Terminated	104,570	177,646	325,520	296,560	286,577
Number of Vehicles Returned and Sold	62,379	98,920	214,595	224,455	235,878
Return Rate	59.65 %	55.68 %	65.92 %	75.69 %	82.31 %
Vehicles Returned and Sold					
Average Adjusted MSRP	$35,467	$32,056	$33,562	$35,679	$37,692
Average ALG Residual Value	17,294	14,301	16,263	17,532	18,590
Average Residual Loss/(Gain)	(1,828)	(3,302)	(1,934)	23	3,395
Residual Loss/(Gain) as a % of Adjusted MSRP[1]					
Car	(1.46) %	(6.93) %	(1.64) %	2.49 %	6.33 %
CUV	(10.22)	(13.50)	(7.99)	(2.49)	9.22
SUV	(10.26)	(11.61)	(6.50)	0.41	11.07
Truck	(14.45)	(15.46)	(11.60)	(5.21)	8.47
Average	(5.15) %	(10.30) %	(5.76) %	0.06 %	9.01 %
Residual Loss/(Gain) as a % of ALG Residual Value[2]	(10.57) %	(23.09) %	(11.89) %	0.13 %	18.26 %
Terminated Leases					
Average Contract Residual Value as a % of Adjusted MSRP[3]	52.58 %	48.86 %	52.2 %	54.11 %	53.98 %
Average ALG Residual Value as a % of Adjusted MSRP[4]	48.01 %	44.4 %	47.52 %	48.61 %	48.9 %
Contract Residual Value Higher/(Lower) than ALG Residual Value	4.57ppts	4.46ppts	4.69ppts	5.50ppts	5.08ppts

- **In the full year 2012, Ford Credit experienced residual gains of 10.57% on returned vehicles**
- **Rating agencies stress residuals in excess of 30%, which is significantly higher than Ford Credit's worst year in 2008 when the portfolio experienced a residual losses of 18.26%**
- **Rating agencies apply their residual value stress to all vehicles scheduled to be returned over a 42-month period for FCALT 2013-A, while periods of severe residual stress have historically been much shorter**
- **Rating agencies assume a 100% return rate even though Ford Credit's highest return rate was only 82.31% in 2008**

See Appendix for footnotes

Slide 18

Ford Credit’s lease ABS transactions have consistently performed better than the managed portfolio with regards to residual realization performance The prior seven FCALT transactions have experienced a cumulative residual gain on vehicles returned and sold as a percent of initial base residual, peaking at 7.37% and 6.37% for the 2010-A and 2010-B transactions, respectively RESIDUAL GAIN/(LOSS) BY POOL FCALT 2013-A ROADSHOW Cumulative Residual Gain/(Loss) on Vehicles Returned & Sold as a % of Initial Base Residual Value 0.00% 1.00% 2.00% 3.00% 4.00% 5.00% 6.00% 7.00% 8.00% 0 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 Cumulative residual gain/(loss) Months since issuance 2009 - A 2010 - A 2010 - B 2011 - A 2011 - B 2012 - A 2012 - B

Residual Gain/(Loss) per Returned Vehicle as a % of ALG Residual Value RESIDUAL GAIN/(LOSS) BY POOL (CONTINUED) Residual performance for the U.S. lease portfolio versus ALG residual values resulted in a 10.57% gain in 2012 Residual performance on recent transactions has resulted in significant gains for most vehicle types The residual performance information is updated quarterly for each public lease transaction and posted on Ford Credit’s website: www.fordcredit.com/institutionalinvestments/index.jhtml FCALT 2013-A ROADSHOW FCALT 2010-B FCALT 2011-A

FCALT 2013-A ROADSHOW
FORD CREDIT'S U.S. LEASE PORTFOLIO – CREDIT PERFORMANCE

FORD CREDIT

Delinquency, Repossession and Credit Loss Experience

	Year Ended December 31,				
	2012	**2011**	**2010**	**2009**	**2008**
Average number of leases outstanding[1]	421,935	330,953	438,324	676,511	840,310
Average portfolio outstanding (in millions)[2]	$ 10,828	$ 7,921	$ 9,218	$ 14,946	$ 20,307
Delinquencies					
Average number of delinquencies[3]					
31-60 days	3,212	2,818	6,013	10,277	10,886
61-90 days	227	287	603	1,101	1,189
Over 90 days	21	42	109	240	241
Average number of delinquencies as a percentage of average number of leases outstanding					
31-60 days	0.76%	0.85%	1.37%	1.52%	1.30%
61-90 days	0.05%	0.09%	0.14%	0.16%	0.14%
Over 90 days	0.00%	0.01%	0.02%	0.04%	0.03%
Repossessions and Credit Losses					
Repossessions as a percentage of average number of leases outstanding	0.58%	0.79%	1.73%	2.12%	1.53%
Aggregate net losses (in millions)[4]	$(6)	$(6)	$38	$118	$156
Net losses as a percentage of average portfolio outstanding	(0.06%)	(0.07%)	0.42%	0.79%	0.77%
Net losses as a percentage of gross liquidations[5]	(0.17%)	(0.13%)	0.49%	1.38%	1.62%
Number of leases charged off	3,614	3,698	11,038	20,215	17,933
Number of leases charged off as a percentage of average number of leases outstanding	0.86%	1.12%	2.52%	2.99%	2.13%
Average net loss on leases charged off	$(1,757)	$(1,569)	$3,475	$5,852	$8,723

See Appendix for footnotes

Slide 21

(1) As a percent of total acquisition cost FCALT 2013-A ROADSHOW CUMULATIVE NET LOSS DATA BY YEAR OF ORIGINATION AND BY DEAL FCALT Cumulative Net Credit Losses(2) Through January 31, 2013 (2) Total credit loss as a percent of initial total securitization value FCALT transactions have consistently outperformed managed pool losses due to eligibility criteria, inclusion of seasoned leases and recoveries being a larger percentage of securitization value than book value Cumulative net credit losses for FCALT transactions have been substantially lower than rating agency assumptions Cumulative Net Credit Loss by Year of Origination(1) Through December 31, 2012 FCALT 2013-A Fitch Loss Assumption FCALT 2013-A Moody’s Loss Assumption (7x multiple) 0.00% 0.25% 0.50% 0.75% 1.00% 1.25% 1.50% 1.75% 2.00% 0 3 6 9 12 15 18 21 24 27 2009 - A 2010 - A 2010 - B 2011 - A 2011 - B 2012 - A 2012 - B 0.00% 0.25% 0.50% 0.75% 1.00% 1.25% 1.50% 1.75% 2.00% 0 3 6 9 12 15 18 21 24 27 30 33 36 39 42 45 48 51 54 57 60 2005 2006 2007 2008 2009 2010 2011

Ford Corporate Update

Highest 4Q Results For Total Company In More Than A Decade; Strong FY Results Led By Record Performance In N.A.; Strong Performance To Continue In 2013 Highest Fourth Quarter Total Company and Automotive operating profit in more than a decade; Total Company profitable for 14th consecutive quarter; positive Automotive operating-related cash flow; strong liquidity Wholesale volume and Total Company revenue higher than a year ago Record Fourth Quarter operating profit and margin in North America since 2000; continued solid performance at Ford Credit; positive results in South America and Asia Pacific Africa; substantial loss in Europe For Full Year, strong Total Company operating profit; Automotive operating profit and margin about equal to a year ago, including a record operating profit and margin in North America since 2000 and a substantial loss in Europe For 2013, we expect another strong year with Total Company operating profit about equal to 2012, Automotive operating margin about equal to or lower than last year, and Automotive operating-related cash flow to be higher Continuing to implement the ONE Ford Plan FCALT 2013-A ROADSHOW Total Company - 2012 Fourth Quarter and Full Year Summary

Pay Down Automotive Debt (Bils.) $33.6 Year End 2009 Year End 2012 Year End 2010 $19.1 $14.3 $18.7 Our Goal Is To Maintain Strong Investment Grade Ratings Through All Economic Cycles Improve Automotive Cash Net of Debt (Bils.) Year End 2009 Year End 2012 Year End 2010 $1.4 $10.0 Cash $ 24.9 $ 20.5 $ 24.3 Debt (33.6) (19.1) (14.3) Liquidity 25.6 27.9 34.5 $(8.7) BB- CCC BBB- Year End 2009 May 2012 Year End 2010 Improve Credit Ratings Resumed regular dividend payments to our shareholders Began actions to de-risk our funded pension obligations Mid-decade target of Automotive debt at about $10 billion Additional Actions Baa3 Ba2 B3 B- B+ BB+ $19.3 FCALT 2013-A ROADSHOW Total Company - Finance Plan and Improve Balance Sheet Moody's S&P Fitch

DBRS Fitch Moody’s S&P Issuer Ratings Ford Motor BB+ N/A BBB- BBB (low) Ford Credit BB+ N/A BBB- BBB (low) FCE Bank plc BBB- N/A BBB- NR Senior Long-Term Unsecured Ford Motor BB+ Baa3 BBB- BBB (low) Ford Credit BB+ Baa3 BBB- BBB (low) FCE Bank plc BBB- Baa3 BBB- NR Short-Term Unsecured Ford Credit NR P-3 F3 R-3 Outlook Positive Stable Stable Stable FCALT 2013-A ROADSHOW Total Company - Debt Ratings

Strong Performance To Continue In 2013 FCALT 2013-A ROADSHOW Total Company - 2013 Planning Assumptions and Key Metrics 2012 Full Year 2013 Full Year Results Plan Planning Assumptions (Mils.) Industry Volume* -- U.S. 14.8 15.0 - 16.0 -- Europe** 14.0 13.0 - 14.0 -- China 19.0 19.5 - 21.5 Operational Metrics (Pct.) Compared with Prior Year: - Market Share -- U.S. 15.2 % Higher -- Europe** 7.9 About Equal -- China*** 3.2 Higher - Quality Mixed Improve Financial Metrics Compared with Prior Year: - Total Company Pre-Tax Profit (Bils.)**** $ 8.0 About Equal - Automotive Operating Margin**** 5.3 % About Equal / Lower - Automotive Operating-Related Cash Flow (Bils.) $ 3.4 Higher * Includes medium and heavy trucks ** The 19 markets we track *** Includes Ford and JMC brand vehicles sold in China by unconsolidated affiliates **** Excludes special items; Automotive operating margin defined as Automotive pre-tax operating profit, excluding Other Automotive, divided by Automotive Revenue

FCALT 2013-A ROADSHOW PRODUCT HIGHLIGHTS 2013 Ford CMax Energi 2013 Ford Fiesta 2013 Ford Taurus 2013 Lincoln MKZ 2013 Ford Mustang 2013 Ford Escape

APPENDIX

 The percentage equivalent to the average residual loss (gain) for leased vehicles of that vehicle type that were returned and sold, divided by the average adjusted MSRP for those vehicles. The vehicle types do not include a small number of vehicles that are not manufactured by Ford or for which Ford Credit does not have a valid vehicle identification number. The percentage equivalent to the average residual loss (gain) for leased vehicles that were returned and sold, divided by the average ALG residual value for those vehicles. The percentage equivalent to the average contract residual value for leased vehicles that terminated during the period, divided by the average adjusted MSRP of those vehicles. The percentage equivalent to the average ALG residual value for leased vehicles that terminated during the period, divided by the average adjusted MSRP of those vehicles. FCALT 2013-A ROADSHOW FOOTNOTES TO RESIDUAL TABLE ON SLIDE 18 APPENDIX 1 of 2 With regard to the residual table on slide 18, terminated leases are leases for which (1) the related leased vehicle was returned during the period and sold by January 31, 2013, (2) the related leased vehicle was purchased pursuant to the lease during the period or (3) the lease defaulted during the period.

 Average of the number of leases outstanding at the beginning and end of each month in the period. Average of the aggregate lease balance of leases outstanding at the beginning and end of each month in the period. Average of the number of leases delinquent at the beginning and end of each month in the period. The period of delinquency is the number of days that more than $49.99 of a scheduled monthly payment is past due, excluding accounts with bankrupt lessees. Net losses are equal to the aggregate lease balance (including lease and other charges) of all leases that the servicer determined to be uncollectible in the period less any amounts received in the period on leases charged off in the period or any prior periods. Beginning in 2012, net losses excluded all external costs associated with repossession of the vehicle prior to charge off and included all external costs associated with the disposition of the vehicle after charge off. Prior to 2012, net losses excluded all external costs associated with repossession and disposition of the vehicle prior to charge off and included all external costs associated with continued collection efforts or repossession and disposition of the vehicle after charge off. An estimated loss is recorded at the time a vehicle is repossessed and this estimated loss is adjusted to reflect the actual loss after the vehicle is sold. Realized losses for a securitized pool of leases for any period are equal to the total securitization value of all leases that the servicer determined to be uncollectible in the period less any amounts received in the period on leases charged off in the period or any prior periods. In addition, realized losses for a securitized pool of leases include all external costs associated with the repossession and disposition of the vehicles in that pool because the servicer is entitled to be reimbursed for these costs. Therefore, realized losses for a securitized pool of leases may be higher or lower than net losses for those leases. Gross liquidations are cash payments and charge offs that reduce the outstanding balance of a lease. APPENDIX 2 of 2 FCALT 2013-A ROADSHOW FOOTNOTES TO CREDIT PERFORMANCE TABLE ON SLIDE 21